Exhibit 3.1

CERTIFICATE OF ELIMINATION
OF
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
OF
KEMPER CORPORATION

Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware

Kemper Corporation, a Delaware corporation (the “Corporation”), does hereby certify that, at a duly convened meeting of the board of directors of the Corporation (the “Board of Directors”) on August 6, 2014, the Board of Directors duly adopted the following resolution:
RESOLVED, that none of the authorized shares of Series A Junior Participating Preferred Stock of Kemper Corporation are outstanding, and none will be issued subject to the certificate of designations previously filed with respect to such series.
[Signature page follows.]

IN WITNESS WHEREOF, Kemper Corporation has caused this certificate to be duly executed in its corporate name on this sixth day of August 2014.
KEMPER CORPORATION

By: /s/ C. Thomas Evans, Jr.
Name: C. Thomas Evans, Jr.
Title: Secretary

[Certificate of Elimination – Series A Junior Participating Preferred Stock]